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Exhibit No. 11    Statement re Computation of Earnings Per Share

                                                                  Year Ended             Year Ended             Year Ended
                                                               December 31, 1997      December 31, 1996      December 31, 1995
                                                               -----------------      -----------------      -----------------
Net Income .................................................      $  823,000             $1,334,000             $1,741,000
                                                                  ==========             ==========             ==========

Weighted average shares outstanding ........................         482,893                313,256                295,978

Basic earnings per share ...................................      $     1.70             $     4.26             $     5.88
                                                                  ==========             ==========             ==========

Total weighted average common shares
   outstanding .............................................         482,893                313,256                295,978

Additional dilutive shares .................................          43,798                 57,523                 55,186
                                                                  ----------             ----------             ----------

Total weighted average common shares
     and equivalents outstanding for
     diluted computation ...................................         526,691                370,779                351,164
                                                                  ==========             ==========             ==========

Diluted earnings per share .................................      $     1.56             $     3.60             $     4.96
                                                                  ==========             ==========             ==========